EXHIBIT 21.1

Subsidiaries of Affirmative Insurance Holdings, Inc.

Affirmative Management Services, Inc. (Texas)

•	Affirmative Management Services, Inc. provides management and administrative services to Affirmative Insurance Holdings, Inc. and its affiliates through three subsidiaries operating within the United States

Affirmative Underwriting Services, Inc. (Texas)

•	Affirmative Underwriting Services, Inc. conducts underwriting agency operations through six subsidiaries operating within the United States

Affirmative Retail, Inc. (Texas)

•	Affirmative Retail, Inc. conducts retail agency operations through nine subsidiaries operating within the United States

American Agencies Insurance Group, Inc. (Texas)

•	Affirmative Insurance Company (Illinois)
°	Insura Property & Casualty Insurance Company (Illinois)

Affirmative Franchises, Inc. (Texas)

Affirmative Alternative Distribution, Inc. (Texas)

Space Coast Holdings, Inc. (Delaware)

•	Harbor Insurance Managers of Pennsylvania, Inc. (Pennsylvania)
•	Space Coast Underwriters Insurance Agency, Inc. (Florida)
•	Harbor Insurance Managers of Virginia, Inc. (Virginia)